Amended and Restated Air Transportation Plan
for Non-Employee Directors of AMR Corporation

Section 409A of the Internal Revenue Code applies to the complimentary air transportation provided to the non-employee Directors of AMR Corporation (“AMR”).  In order to avoid imposition of certain income taxes, penalty taxes and interest, the air transportation plan for non-employee Directors of AMR is hereby amended and restated as provided below, effective as of January 1, 2005.

Each current or former non-employee Director of AMR and his or her spouse or companion and dependent children (under the age of twenty-three (23)) are entitled to unlimited complimentary air transportation in any available class of service on American Airlines and American Eagle (“American”) and free Admirals Club memberships.

If the Director served on the AMR Board of Directors (the “Board”) for at least ten (10) years and retired from the Board on or after age seventy (70), American will continue to provide complimentary air transportation for the individuals described above following his or her service on the Board until the later of the death of the Director and the Director’s spouse or companion.  If the Director served on the Board for less than ten (10) years or retired from the Board prior to age seventy (70), American will continue to provide complimentary air transportation for the individuals described above for the number of years the Director served on the Board, commencing with the date on which the Director no longer is a member of the Board.

American will be responsible for any taxes on such air transportation and will reimburse each Director for any taxes paid for this transportation.  Tax reimbursements will be made not later than the last day of the taxable year following the year in which the Director paid these taxes, and such reimbursement cannot be further deferred.  Such air transportation and tax reimbursements cannot be exchanged for any other benefit or liquidated for other compensation, and the amount of air transportation used in a particular year will not otherwise affect the air transportation the Director may use in any other year.

The Board may amend or terminate this plan at any time.